Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") made and entered into this May 30, 2020, (hereinafter “Effective Date”) by and between SONOMA PHARMACEUTICALS; INC., with a place of business located at 1129 N. McDowell Blvd., Petaluma CA 94954 (hereinafter "SONOMA"), a Delaware Corporation and Dr. Robert Northey, with a place of business located at [_____] (hereinafter "Consultant").

WHEREAS, SONOMA desires that Consultant provide certain services to SONOMA for its Research and Development department (such services, including all know-how, trade secrets, copyrights and patentable inventions, being hereinafter referred to collectively as the “Materials”) and Consultant accepts such engagement;

WHEREAS, both SONOMA and Consultant desire to set forth in writing the terms and conditions of their dealings, including rights as to the Materials;

NOW THEREFORE, in consideration of the premises hereof and the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. CONSULTANT SERVICES

1.1	On the terms and conditions set forth herein, SONOMA hereby engages Consultant during the term described below and Consultant hereby accepts such engagement, to perform Research and Development expertise. Consultant warrants to use his best efforts, at a level consistent with persons having a similar level of education, experience and expertise in the industry in accordance with generally established professional standards and practices for quality, in the performance of the services called for hereunder. This agreement is nonexclusive.

1.2	Consultant warrants that he has the right to make and enter into this Agreement and that Consultant has the exclusive right, or is privileged without royalty or other obligation to or permission from any third party or entity, to disclose and give to SONOMA property any information that Consultant may disclose to, or develop for, SONOMA and, further, agrees that SONOMA shall have the right to use or disclose such information as SONOMA in its sole discretion may determine from time to time without royalty or other compensation therefore to Consultant or others.

Section 2. TERM OF AGREEMENT

2.1	The term of this Agreement shall be for 3 years commencing May 30, 2020 and may be renewed by mutual agreement between SONOMA and Consultant.

Section 3. INDEPENDENT CONTRACTOR

3.1	Consultant agrees that he shall be an independent contractor acting for or on behalf of SONOMA. Consultant shall have no authority to contract for or bind SONOMA in any manner. Consultant shall have no status as employee or any right to any benefits that SONOMA grants its employees.

Section 4. COMPENSATION

4.1	SONOMA agrees to pay Consultant at the rate of $200 per hour for the services rendered by Consultant during the term of this Agreement.

4.2	Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by SONOMA to its employees, and SONOMA will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify SONOMA against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the services under this Agreement shall be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify SONOMA against any claims made by or on behalf of any such employee or contractor.

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Section 5. OBLIGATION FOR EXPENSE

5.1	SONOMA will reimburse Consultant for reasonable and appropriate out-of-pocket business expenses according a budget as agreed by SONOMA. Consultant shall be responsible for sending in an expense report per month. From time to time, in anticipation of certain expenses such as airfare, extended travel & living expenses, SONOMA may advance certain monies pursuant to a mutually agreed upon expense budget.

Section 6. OWNERSHIP OF MATERIALS

6.1	Consultant agrees that all Materials, reports and other data or materials generated or developed by Consultant under this Agreement or furnished by SONOMA to Consultant shall be and remain the property of SONOMA. Consultant specifically agrees that all copyrightable Material generated or developed under this Agreement shall be considered works made for hire and that such material shall, upon creation, be owned exclusively by SONOMA. To the extent that any such Material, under applicable law, may not be considered works made for hire, Consultant hereby assigns to SONOMA the ownership of copyright in such Materials, without the necessity of any further consideration, and SONOMA shall be entitled to obtain and hold in its own name all copyrights in respect of such Materials.

6.2	If and to the extent Consultant may, under applicable law, be entitled to claim any ownership interest in the Materials, reports and other data or materials generated or developed by Consultant under this Agreement, Consultant hereby transfers, grants, conveys, assigns and relinquishes exclusively to SONOMA all of Consultant's right, title and interest in and to such Materials, under patent, copyright, trade, secret and trademark law, in perpetuity or for the longest period otherwise permitted by law.

6.3	Consultant shall perform any acts that may be deemed necessary or desirable by SONOMA to evidence more fully transfer of ownership of all Materials designated under this Section 6 to SONOMA to the fullest extent possible, including but not limited to the making of further written assignments in a form determined by SONOMA.

6.4	To the extent that any preexisting rights are embodied or reflected in the Materials, Consultant hereby grants to SONOMA the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivate works thereof and (2) authorize others to do any or all of the foregoing.

6.5	Consultant hereby represents and warrants that he has full right and authority to perform hiss obligations and grant the rights and licenses herein granted and that he has neither assigned nor otherwise entered into an agreement by which he purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Consultant covenants and agrees that he shall not enter into any such agreements.

Section 7. PROTECTION OF PROPRIETARY MATERIALS

7.1	From the date of execution hereof and for as long as the information or data remain Trade Secrets, Consultant shall not use, disclose, or permit any person to obtain any Trade Secrets of SONOMA, including any materials developed or generated hereunder (whether or not the Trade Secrets are in written or tangible form), except as specifically authorized by SONOMA.

7.2	As used herein, "Trade Secret" shall mean a whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and not generally known to competitors of SONOMA.

7.3	Irreparable harm should be presumed if Consultant breaches any covenant in this Agreement for any reason. This Agreement is intended to protect SONOMA's proprietary rights pertaining to the Materials, and any misuse of such rights would cause substantial harm to SONOMA's business. Therefore, Consultant agrees that a court of competent jurisdiction should immediately enjoin any breach of this Agreement, upon a request by SONOMA.

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Section 8. RETURN OF MATERIALS

8.1	Upon the request of SONOMA, but in any event upon termination of this Agreement, Consultant shall surrender to SONOMA all memoranda, notes, records, drawings, manuals, computer services and other documents or materials (and all copies of same) pertaining to the Materials, reports and other data or materials generated or developed by Consultant or furnished by SONOMA to the Consultant, including all materials embodying any Trade Secrets. This Section is intended to apply to all materials made or compiled by Consultant, as well as to all materials furnished to Consultant by SONOMA or by anyone else that pertain to the Materials.

Section 9. INSIDER TRADING PROHIBITION

9.1       Consultant is aware and acknowledges that SONOMA is a public company. Consultant warrants that he shall abide by SONOMA’s Insider Trading Policy.

Section 10. SCOPE OF AGREEMENT

10.1	This Agreement is intended by the parties hereto to be the final expression of their agreement and it constitutes the full and entire understanding between the parties with respect to the subject hereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement may be amended only in writing signed by the parties to this Agreement.

10.2	For purpose of enforcing this Agreement, all sections of this Agreement, except Section 4.1 hereof, shall be construed as covenants independent of one another and as obligations distinct from all other contracts and agreements between the parties hereto.

Section 11. TERMINATION

11.1	This Agreement may be terminated by either party upon thirty (30) days written notice to the other party. In the event of termination under this Section by either party prior to the expiration of the term hereof, SONOMA shall be obligated to compensate Consultant at the rate established herein for services performed prior to the date of such termination. The respective obligations and covenants of the parties und this Agreement, which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, its confidentiality and warranty provisions, shall survive the termination or expiration of this Agreement.

Section 12. GOVERNING LAW

12.1	This Agreement is made under and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Georgia. Sole and exclusive jurisdiction in any case or controversy arising under this Agreement or by reason of this Agreement shall be with the Cobb County courts or the United States District Court for the Northern District of Georgia, and for this purpose each party hereby expressly and irrevocably consents to the exclusive jurisdiction of such courts.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly executed on the day and year first above written.

SONOMA PHARMACEUTICALS, INC.

By:/s/ Dr. Robert Northey___________	By: /s/ Bruce Thornton______________
Dr. Robert Northey	Bruce Thornton
Date: May 30, 2020	Date: May 30, 2020

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